Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-198122) and Form S-3 (No. 333-206715) of Independence Contract Drilling, Inc. of our report dated February 18, 2016, relating to the 2015 financial statements and financial statement schedule, which appear in this Form 10-K.

/s/ BDO USA, LLP
Houston, Texas

February 18, 2016